Exhibit 12.1

	For the
	nine months
	ended
	Sept. 30,	For the year ended December 31,
	2015	2014	2013	2012	2011	2010

INCLUDING INTEREST ON DEPOSITS
Earnings
Net income before income taxes	7,932,239	1,982,869	5,002,816	5,834,317	3,714,308	3,031,847
Plus: Total Fixed Charges (see below)	6,756,962	8,083,043	5,549,569	4,930,881	4,900,503	5,469,706
Less: Preferred stock dividends	429,847	331,615	85,000	136,000	44,000	—
Total Earnings	14,259,354	9,734,297	10,467,385	10,629,198	8,570,811	8,501,553

Fixed Charges
Total interest expense	6,756,962	8,083,043	5,549,569	4,930,881	4,900,503	5,469,706
Interest included in operating lease rental expense	—	—	—	—	—	—
Total Fixed Charges	6,756,962	8,083,043	5,549,569	4,930,881	4,900,503	5,469,706
Preferred Stock Dividends	429,847	331,615	85,000	136,000	44,000	—
Total Fixed Charges and Preferred Stock Dividends	7,186,809	8,414,658	5,634,569	5,066,881	4,944,503	5,469,706

Ratio of Earnings to Fixed Charges	2.11	1.20	1.89	2.16	1.75	1.55

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.98	1.16	1.86	2.10	1.73	1.55

EXCLUDING INTEREST ON DEPOSITS
Earnings
Net income before income taxes	7,932,239	1,982,869	5,002,816	5,834,317	3,714,308	3,031,847
Plus: Total Fixed Charges (see below)	2,203,057	2,520,391	1,572,149	1,064,714	1,047,823	1,068,690
Less: Preferred stock dividends	429,847	331,615	85,000	136,000	44,000	—
Total Earnings	9,705,449	4,171,645	6,489,965	6,763,031	4,718,131	4,100,537

Fixed Charges
Total interest expense	6,756,962	8,083,043	5,549,569	4,930,881	4,900,503	5,469,706
Interest included in operating lease rental expense	—	—	—	—	—	—
Less: Interest expense on deposits	4,553,905	5,562,652	3,977,420	3,866,167	3,852,680	4,401,016
Total Fixed Charges (excluding interest on deposits)	2,203,057	2,520,391	1,572,149	1,064,714	1,047,823	1,068,690
Preferred Stock Dividends	429,847	331,615	85,000	136,000	44,000	—

Total Fixed Charges and Preferred Stock Dividends (excluding interest on deposits)	2,632,904	2,852,006	1,657,149	1,200,714	1,091,823	1,068,690

Ratio of Earnings to Fixed Charges	4.41	1.66	4.13	6.35	4.50	3.84

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.69	1.46	3.92	5.63	4.32	3.84